Exhibit 10.4

Latham Pool Products, Inc. | 2020 Management Incentive Bonus (MIB) Plan

Management by Objective (MBO) Individual Goals & Objectives:

1.	Annually, new MBOs are established by the employee and his/her manager, subject to approval by the employee’s Senior Leadership Team member and the President & CEO.
2.	MBOs should correlate to the employee’s supervisor’s MBOs, the SLT member and ultimately Latham’s annual Goals & Objectives for the Company.
3.

Quarterly, at a minimum, plan participants are generally required to submit MBO updates within two (2) weeks of the preceding quarter end to his/her manager. At year end, final results are to be submitted through this same process, which will go through an Executive review prior to final submission/approval by the President & CEO and the Board of Directors. This process generally occurs in mid-first quarter after the prior year closing and annual audit conclusion.

Program Criteria and Incentive Plan Rules:

1.	100% payout for achieving 100.0% of EBITDA budget.
2.	Plan is capped at 200% of target.
3.	No bonus payout (including MBO achievement) unless a minimum 93% of EBITDA target is achieved.
4.	This Plan is in effect for calendar year 2020. EBITDA is based on the full year corporate results.
5.	Overall job performance must be at satisfactory level or above for payout consideration.
6.	A discretionary amount may be provided for outstanding performance or special project(s) completion and a reduction may occur for weak MBO achievement.
7.	Bonus payouts are in gross dollars and subject to incentive payment taxation through payroll according to the appropriate federal, state, local and provincial withholding taxes.
8.

New employees in positions deemed eligible for the MIB plan are generally eligible at the beginning of the plan year after the date of hire. Management reserves the right to permit plan participation sooner with a payout percentage generally at a pro-rated amount for the percentage of time worked from the date of hire to the end of the plan year. President & CEO, CFO and CHRO approval is required in these instances.

9.

This incentive plan document is not an employment contract, express or implied, and does not alter the at-will relationship between Latham Pool Products and the employee. This plan document does not create legally binding rights to continuing employment or to employment terms/conditions.

10.

Must be an active employee when any eligible bonus payment is made, which is scheduled to occur by March 15, 2021. Employee must have continuous service for the 12-month incentive plan period in order to be fully eligible for Plan. If there is a break in service (termination and rehire in the same calendar year), the payout will reflect a pro-rated amount based on length of service in the calendar year.

11.

Employees with a fully executed Employee Agreement on file are eligible for the incentive plan. Employees who do not have an executed agreement on file will forfeit (1) all future incentive plan payments, and (2) future base salary increases.

12.	In the event of termination from the company due to cause, the employee forfeits any rights to all compensation.
13.	The company reserves the right to modify, suspend or cancel the incentive compensation plan due to business conditions at any time it sees fit.
14.	The EBITDA and MBO weightings by employee level are on a separate exhibit and no employee has a right to see the exhibit except with respect to such employee’s own amount.